Exhibit 10.2

THIS AGREEMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE COMMON SHARES OF THE COMPANY ARE LISTED ON THE NEW YORK STOCK EXCHANGE.

[DATE]
Attn: [NAME]
PolyOne Corporation

POLYONE CORPORATION INCENTIVE AWARDS

Dear ____________:

Subject to the terms and conditions of the PolyOne Corporation 2010 Equity and Performance Incentive Plan, as amended (the “Plan”), and this letter agreement (this “Agreement”), the Compensation Committee of the Board of Directors (the “Committee”) of PolyOne Corporation (“PolyOne”) has granted to you, as of [DATE], the following award(s) (collectively, the “Incentive Awards”):

•
______________ performance shares (the “Performance Shares”), which shall become non-forfeitable in accordance with the terms set forth on Schedule A attached hereto. Each Performance Share shall represent one hypothetical Common Share and shall at all times be equal in value to one Common Share.

A copy of the Plan is available for your review through the Corporate Secretary’s office. Unless otherwise indicated, the capitalized terms used in this Agreement (including the Schedule attached hereto) shall have the same meanings as set forth in the Plan.

1.
Non-Assignability. The Incentive Award is personal to you and is not transferable by you other than by will or the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 1 shall be void, and the other party to any such purported transaction shall not obtain any right to or interest in such Incentive Award.

2.
Adjustments. In the event of any change in the number of Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the number and class of shares subject to this outstanding Incentive Award will be adjusted. Such adjustment shall be made automatically on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Common Shares. If any such transaction or event occurs, the Committee may provide in substitution for outstanding Incentive Awards such alternative consideration (including, without limitation, in the form of cash, securities or other property) as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Incentive Award subject to this Agreement. No adjustment provided for in this Section 2 will require PolyOne to issue any fractional shares.

3.	Miscellaneous.

(a)
The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board and the shareholders of PolyOne, which are controlling. The interpretation and construction by the Board and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

(b)
The grant of the Incentive Award is discretionary and will not be considered to be an employment contract or a part of your terms and conditions of employment or of your salary or compensation. Information about you and your participation in the Plan, including, without limitation, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in PolyOne, and details of the Incentive Award or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor may be collected, recorded, held, used and disclosed by PolyOne and any of its Subsidiaries and any non-PolyOne entities engaged by PolyOne to provide services in connection with this grant (a “Third Party Administrator”), for any purpose related to the administration of the Plan. You understand that PolyOne and its Subsidiaries may transfer such information to Third Party Administrators, regardless of whether such Third Party Administrators are located within your country of residence, the European Economic Area or in countries outside of the European Economic Area, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above. This consent may be withdrawn at any time in writing by sending a declaration of withdrawal to PolyOne’s chief human resources officer.

(c)
Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at PolyOne. Notwithstanding the foregoing, no amendment shall adversely affect your rights under this Agreement without your consent.

(d)
By signing this Agreement, you acknowledge that you have entered into an Employee Agreement (the “Employee Agreement”) with PolyOne. You understand that, as set forth in the Employee Agreement, you have agreed not to engage in certain prohibited practices in competition with PolyOne following the termination of your employment (hereinafter referred to as the “Covenant Not to Compete”). You further acknowledge that as consideration for entering into the Covenant Not to Compete, PolyOne is providing you the opportunity to participate in PolyOne’s long-term incentive plan and receive the Incentive Award set forth in this Agreement. You understand that eligibility for receiving this Incentive Award was conditioned upon entering into the Covenant Not to Compete. You further understand and acknowledge that you would have been ineligible to receive this Incentive Award had you decided not to agree to the Covenant Not to Compete. You understand that the acknowledgment contained in this sub-section is a part of the Employee Agreement and is to be interpreted in a manner consistent with its terms.

4.
Notice. All notices under this Agreement to PolyOne must be delivered personally or mailed to PolyOne Corporation at PolyOne Center, Avon Lake, Ohio 44012, Attention: Corporate Secretary. PolyOne’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in PolyOne’s records.

5.	Compliance with Section 409A of the Code.

(a)
To the extent applicable, it is intended that this Agreement (including the Schedules attached hereto) and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan shall be administered in a manner consistent with this intent.

(b)
Reference to Section 409A of the Code will also include any regulations or other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

7.
Severability. If one or more of the provisions of this Agreement (including the Schedules attached hereto) is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

This Agreement (including the Schedules attached), and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

Very Truly Yours,

POLYONE CORPORATION

By:

Accepted:

SCHEDULE A - Performance Shares

1.	Vesting of Performance Shares.

(a)
Subject to the provisions of the Plan and the Agreement (including this Schedule A), the Performance Shares will be earned contingent upon meeting the specified performance objective (the “Performance Goal”) as defined in Section 1(b) of this Schedule A provided that you have been in the continuous employ of PolyOne or a Subsidiary from [DATE] until [DATE] (the “Performance Period”). If the Performance Goal is achieved, then the Performance Shares shall become non-forfeitable on [DATE] (the “Vesting Date”).

(b)	For purposes of this Agreement, the Performance Goal is defined as [INSERT PERFORMANCE GOAL].

(c)
For awards to Covered Employees, the Committee shall have the ability and authority to reduce, but not increase, the amount of Performance Shares that become earned hereunder. In no event shall any Performance Share become earned if actual performance for the Performance Period falls below the Performance Goal or if the Committee does not certify that the Performance Goal has been satisfied for the Performance Period.

(d)
Notwithstanding the provisions of Section 1(a) of this Schedule A, (i) all of the Performance Shares shall immediately become non-forfeitable if a Change of Control occurs, and (ii) a pro-rata portion of the Performance Shares shall immediately become non-forfeitable if your employment terminates prior to [DATE] due to (A) your permanent and total disability (as defined under the relevant disability plan or program of PolyOne or a Subsidiary in which you then participate), or (B) your death. The proration will be based on the number of days you were employed by PolyOne or a Subsidiary during the Performance Period. The remaining portion of the Performance Shares will be forfeited.

2.
Other Termination. If your employment with PolyOne or a Subsidiary terminates before the Vesting Date for any reason other than as set forth in Section 1(d)(ii) of this Schedule A and before a Change of Control, the Performance Shares will be forfeited.

3.	Payment of Performance Shares.

(a)
The Performance Shares that have become non-forfeitable pursuant to Section 1 of this Schedule A will be paid in Common Shares transferred to you within 10 business days following the Vesting Date, provided, however, that, subject to Section 3(b) of this Schedule A, (i) in the event a Change of Control occurs prior to the Vesting Date or (ii) in the event your employment terminates on account of the reasons set forth in Section 1(d)(ii) of this Schedule A prior to the Vesting Date, the Performance Shares will be paid within 20 business days following such Change of Control or the date of the termination of your employment, whichever applies. If PolyOne determines that it is required to withhold taxes from any payment, PolyOne will withhold Common Shares with a Market Value per Share equal to the amount of these taxes from the payment.

(b)
If the event triggering the right to payment under Section 3(a) of this Schedule A does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything herein to the contrary, the payment of Common Shares will be made to you, to the extent necessary to comply with Section 409A of the Code, on the earliest of (i) your “separation from service” with PolyOne or a Subsidiary (determined in accordance with Section 409A) that occurs after the event giving rise to payment; (ii) the

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Vesting Date; or (iii) your death. In addition, if you are a “key employee” as determined pursuant to procedures adopted by PolyOne in compliance with Section 409A of the Code and any payment of Common Shares made pursuant to this Schedule A is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A of the Code) that is payable upon your “separation from service” (within the meaning of Section 409A of the Code), then the payment date for such payment shall be the date that is the tenth business day of the seventh month after the date of your “separation from service” with PolyOne or a Subsidiary (determined in accordance with Section 409A of the Code).
4.     Dividend, Voting and Other Rights. You shall have no rights of ownership in the Performance Shares and shall have no right to vote them until the date on which the Performance Shares are transferred to you pursuant to Section 3 of this Schedule A. While the Performance Shares are still outstanding, on the date that PolyOne pays a cash dividend to holders of Common Shares generally, you shall be entitled to a number of additional whole Performance Shares determined by dividing (a) the product of (i) the dollar amount of the cash dividend paid per Common Share on such date and (ii) the total number of Performance Shares (including dividend equivalents paid thereon) previously credited to you as of such date, by (b) the Market Value per Share on such date. Such dividend equivalents shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the Performance Shares to which the dividend equivalents were credited.

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